SECURITIES AND EXCHANGE COMMISSION
                                        Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number: 0-9649

                    INDEPENDENT INSURANCE GROUP, INC.
            (Exact name of registrant as specified in its charter)

           (merged with and into AGC Life Insurance Company
                         effective February 29, 1996)

                              One Independent Drive
                            Jacksonville, Florida 32276
                                 (904) 358-5151
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Non-Voting Common Stock, par value $1.00 per share
              (Title of each class of securities covered by this Form)

                                                 None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [ X]        Rule 12h-3(b)(1)(ii)    [  ]
            Rule 12g-4(a)(1)(ii)    [  ]        Rule 12h-3(b)(2)(i)     [  ]
            Rule 12g-4(a)(2)(i)     [  ]        Rule 12h-3(b)(2)(ii)    [  ]
            Rule 12g-4(a)(2)(ii)    [  ]        Rule 15d-6              [  ]
            Rule 12h-3(b)(1)(i)     [ X]

Approximate number of holders of record as of the certification or notice date: None





      Pursuant to the requirements of the Securities Exchange Act of 1934, AGC Life Insurance Company, as sucessor to Independent Insurance Group, Inc. by merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 1, 1996           By:     /s/ JON P. NEWTON
                              Name:   Jon P. Newton
                              Title:  Vice Chairman